Exhibit 99.1

Walgreens Boots Alliance Appoints Tom Polen to Board of Directors

Polen’s dedication to redefining the future of healthcare and MedTech development bolsters WBA board as company accelerates healthcare transformation

DEERFIELD, Ill., July 12, 2023 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Tom Polen to the company’s board of directors. Polen brings more than 25 years of experience advancing healthcare solutions and technologies to the WBA board, as the company continues to accelerate its healthcare transformation and growth strategy. He will serve on the board’s Finance and Technology Committee.

Polen is the chairman, CEO and president of BD (Becton, Dickinson and Company), one of the world’s largest medical technology companies. Prior to his current role, Polen held several leadership positions within the company, including president and chief operating officer, president of the BD Medical segment and president of several worldwide business units within BD’s Life Sciences segment.

“I am pleased to welcome Tom to the WBA Board of Directors. I know his industry insights and leadership will be a great asset as we advance local healthcare and wellbeing to deliver sustainable value to our customers, communities, partners, and shareholders,” said Stefano Pessina, executive chairman, Walgreens Boots Alliance.

“Tom is a strong addition to our board. He joins at a pivotal time as we enter the next phase of our healthcare transformation,” said Roz Brewer, CEO, Walgreens Boots Alliance. “As the healthcare landscape continues to evolve, his extensive industry and technology experience will be a great benefit to delivering on our consumer-centric healthcare strategy and driving long-term shareholder value.”

Since beginning his career at BD in 1999, Polen has made significant contributions to the company, including the transformation of BD’s portfolio into higher growth and more impactful markets. He led BD through a number of strategic moves including the $12 billion acquisition of CareFusion, a medication management and patient safety solutions provider, and also spearheaded the company’s expansion into informatics and digital health solutions. In 2017, he led the company’s strategy for the $24 billion acquisition of interventional technologies manufacturer C. R. Bard, Inc. Shortly thereafter, he was named president and chief operating officer of BD and later became CEO in January 2020. He was appointed chairman of BD’s board of directors in April 2021.

As CEO, Polen has transformed BD into a highly innovative and technology driven MedTech leader enabling the next generation of care through its focus on digital and automated solutions. The company is accelerating growth through a strengthened research and development pipeline, active portfolio management, and a robust simplification strategy that allows for prioritized investment in higher impact areas.

Polen said, “I’ve centered my career around working at and with companies that are making a positive impact on the lives of patients around the world and creating value for all stakeholders. Building on this passion, I look forward to joining the WBA Board of Directors and contributing to a company that has the potential to play a growing role in advancing and transforming the healthcare ecosystem and its shift into new care settings.”

Polen also serves on the boards of directors of AdvaMed, where he chairs the Committee on Payment & Health Care Deliver Policy, and Hackensack Meridian Health Center for Discovery and Innovation, a subsidiary of Hackensack Meridian Medical Center. He is a member of the American Heart Association CEO Roundtable and serves on the U.S. Department of Commerce’s Advisory Committee on Supply Chain Competitiveness and its Manufacturing Competitiveness Subcommittee.

Polen holds a bachelor’s degree from Salisbury University in Maryland and a Master of Business Administration from Johns Hopkins University.

# # #

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-GEN)

WBA Media Relations	Contact
USA / Jim Cohn International	+1 224 813 9057 +44 (0)20 7980 8585

WBA Investor Relations	Contact
Tiffany Kanaga	+1 847 315 2922